Exhibit 99.2

Participants CORPORATE PARTICIPANTS Pablo E. Paez Executive Vice President-Corporate Relations, The GEO Group, Inc.	J. David Donahue Senior Vice President & President, U.S. Corrections & Detention, & International Operations, The GEO Group, Inc.

George C. Zoley Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.	Ann M. Schlarb President-GEO Care & Senior Vice President, The GEO Group, Inc.

Brian R. Evans Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

OTHER PARTICIPANTS Kwan Hong Kim Analyst, SunTrust Robinson Humphrey, Inc.	Mark W. Strouse Analyst, JPMorgan Securities LLC

Management Discussion Section

Operator

Good morning and welcome to The GEO Group Second Quarter 2018 Earnings Conference Call and Webcast. All participants will be in listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions] Please note, this event is being recorded.

I would now like to turn the conference over to Pablo Paez. Please go ahead.

Pablo E. Paez

Executive Vice President-Corporate Relations, The GEO Group, Inc.

Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s second quarter 2018 earnings results. With us today are George Zoley, Chairman and Chief Executive Officer; Brian Evans, Chief Financial Officer; Ann Schlarb, President of GEO Care; and David Donahue, President of GEO Corrections & Detention.

This morning, we will discuss our second quarter results and current business development activities. We will conclude the call with a question-and answer session. This conference call is also being webcast live on our website at investors.geogroup.com.

Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and supplemental disclosure we issued this morning. Additionally, much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters.

These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Form 10-K, 10-Q and 8-K reports.

With that, please allow me to turn this call over to our Chairman and CEO, George Zoley. George?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you, Pablo, and good morning to everyone. We are pleased with our second quarter operating results and with our forecast for the balance of the year, which reflects improving trends across our diversified business segments. During the second quarter, we experienced higher utilization rates across our federal segment, which we expect to continue into the second half of the year.

Consistent with these trends is the contract for our Folkston ICE Processing Center in Georgia, which was recently modified to add 338 beds at an existing company-owned annex that was previously idle. This contract modification took effect this past month and it is indicative of our ability to respond quickly to the evolving needs of our government partners. We have also substantially completed the development of a new 1,000-bed ICE Processing Center in Montgomery County, Texas, which is scheduled to open in September of this year.

At the state level, we were awarded a two-year contract with the State of Idaho for approximately 670 out-of-state beds, which will result in the September reactivation of our idle Eagle Pass, Texas facility, which is presently undergoing renovations to meet Idaho’s standards. This represents an expansion and extension of the emergency agreement we had entered into earlier this year to house 250 Idaho inmates at our Karnes Correctional Center in Texas.

Our GEO Care business segment have also delivered strong operational results during the second quarter and we continue to be optimistic about the overall trends for our GEO Care division. We’ve also continued to implement our GEO Continuum of Care programs across 18 facilities in the United States and at the Ravenhall, Australia center of enhanced offender rehabilitation services.

We are very proud of our efforts to reduce recidivism through daily enhanced rehabilitation and post-release services and have already started to expand these programs at additional correctional facilities in our community reentry segment. Our efforts in this important area of criminal justice reform underscore our belief that as a company, we are best when helping those in our care, reenter society as productive and employable citizens.

Looking forward to the balance of 2018, we remain optimistic about our ability to pursue growth opportunities across our diversified platform of real estate, management and programmatic solutions.

There are several active procurements which we are participating in, which total approximately 12,000 beds and could result in the opening of some of our idle or underutilized facilities. We are pleased that we have already begun to reactivate some of our idle capacity with the activation of our Folkston, Georgia annex in the Eagle Pass, Texas facility.

We remain focused on the effective allocation of capital to enhance long-term value for our shareholders and we believe our dividend is supported by stable and predictable operational cash flows.

We also recognize that we can enhance shareholder value with stock repurchases at times when we believe our stock is undervalued. To that end, we repurchased 3.1 million shares of our common stock for approximately $70 million during the first half of this year.

Finally, before I begin and turn the call over to Brian, I would like to briefly address the recent coverage of immigration policies and separation of families. To be clear, our company does not manage any facility that house unaccompanied minors nor has our company ever provided transportation or any other services for that purpose.

For the last three decades, our company has managed ICE processing centers providing services for adults in the care of federal authorities under both Democratic and Republican administrations. We have also managed the Karnes Family Residential Center, which has cared exclusively for mothers, together with their children, since 2014, when it was established by the Obama administration.

GEO ICE facilities are under constant operational scrutiny by on-site ICE monitors and special inspections by federal agencies and the accrediting organization. As a three-decade long service provider to the Federal government, our focus has always been and remains on providing high-quality services and we have never advocated for or against immigration enforcement or detention policies.

At this time, I’ll ask our CFO, Brian Evans, to review our quarterly results and outlook.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Thank you, George. Good morning, everyone. Today, we reported second quarter net income attributable to GEO of $0.31 per diluted share on quarterly revenues of approximately $584 million. Our quarterly results reflect a number of items, including a $600,000 loss on the extinguishment of debt, $3.7 million, after-tax, in expenses associated with a legal settlement in Mississippi involving management contracts previously held by GEO and Cornell Companies, which we acquired in 2010. These items are offset by $2.1 million, after-tax, related to the release to GEO of escrow amounts in connection with our acquisition of CEC last year. Excluding these items, we reported adjusted net income of $0.33 and AFFO of $0.60 per diluted share.

Compared to the first quarter of 2017, our first quarter 2018 results also reflect the following items: the year-over-year increase of approximately $4.6 million of net interest expense attributable to higher interest rate, as well as higher overall outstanding debt balances; revised pricing terms under the new 10-year contracts for our Big Spring, Texas facilities, which, as we had previously disclosed, began on December 1, 2017; the activation of the Ravenhall, Australia project in November 2017; and the activation of the emergency contract with State of Idaho for 250 out-of-state beds during the first quarter of 2018.

Moving to the outlook for the balance of 2018, we have updated our guidance for the full year and have issued guidance for the third and fourth quarters. We expect full-year net income attributable to GEO to be in a range of $1.27 to $1.31 per diluted share, and adjusted net income to be in a range of $1.32 to $1.36 per diluted share on annual revenues of approximately $2.3 billion. We expect full-year AFFO to be in a range of $2.47 to $2.51 per share.

For the third quarter of 2018, we expect net income attributable to GEO to be in a range of $0.32 to $0.34 per share, and adjusted net income to be in a range of $0.35 to $0.37 per share, on quarterly revenues of $585 million to $590 million. We expect AFFO for the third quarter of 2018 to be between $0.65 and $0.67 per diluted share.

For the fourth quarter of 2018, we expect net income attributable to GEO to be in a range of $0.35 to $0.37 per share on quarterly revenues of $595 million to $600 million. We expect AFFO for the fourth quarter of 2018 to be between

$0.65 and $0.67 per diluted share.

Looking at our liquidity position, we have approximately $450 million in available capacity under our revolving credit facility, in addition to an accordion feature of $450 million under our revolving credit facility.

Turning to our uses of cash, our growth CapEx is expected to be approximately $120 million in 2018, of which, approximately $78 million was spent during the first half of the year. We also have approximately $10 million in scheduled annual principal payments of debt.

Last month, our board declared a quarterly cash dividend of $0.47 per share or $1.88 per share annualized. Our dividend payment is well within our guided payout ratio of 75% to 80% of AFFO and we believe it is supported by the stable and predictable operational cash flows of the company.

At this time, I’ll turn the call over to Dave Donahue for a review of our GEO Corrections & Detention segment.

J. David Donahue

Senior Vice President & President, U.S. Corrections & Detention, & International Operations, The GEO Group, Inc.

Thanks, Brian. Good morning, everyone. I’d like to give you an update on our GEO Corrections & Detention business unit. Looking at our state segment, during the second quarter, we entered into a two-year contract with the Idaho Department of Correction for the housing of 670 medium-security inmates at our company-owned Karnes Correctional and Eagle Pass facilities in Texas.

This contract represents an expansion of the emergency agreement we had entered into with the State of Idaho earlier this year to house 250 inmates at our Karnes Correctional Center. We are renovating our 661-bed Eagle Pass facility to meet Idaho’s standards, and are scheduled for full activation on September 1. The new contract is expected to generate approximately $17 million in annualized revenue.

In California, we’re pleased to have entered into a five-year contract renewals for our four company-owned correctional facilities during the second quarter. We also entered into a new five-year contract for continued operation of our company-owned 2,682-bed Lawton facility in Oklahoma with improved funding.

And in Virginia, we successfully retained the management contract for the Lawrenceville Correctional Center, which was under competitive rebid. This past month, we entered into a new 15-year contract, inclusive of renewal options, with the Virginia Department of Corrections.

Several states continue to face capacity constraints and many of our state customers are facing challenges related to older facilities, which need to be replaced with new and more cost-efficient facilities. In the states where we currently operate, the average age of state prisons ranges from approximately 30 to 60 years.

The State of Wisconsin has discussed the potential development of new facilities to replace one or more of the state’s oldest prisons. The State of Vermont has also discussed a privately-developed and financed option for a new 1,000-bed correctional facility. A number of other state jurisdictions are exploring options for the development of new or replacement facilities or the use of out-of-state facilities.

Moving to our federal segment, we’ve seen a steady increase in our ICE populations throughout the country, and we expect this trend to continue as ICE seeks additional capacity. For example, the ICE contract for our company-owned Folkston ICE Processing Center in Georgia has been expanded from 780 beds to add an existing 338-bed company-owned annex, which was previously idle. The new ICE contract is for 1,118 beds. The modified contract became effective last month and we’ve began the intake process at the annex two weeks ago.

Additionally, our contract for the Aurora ICE Processing Center, which also was expanded to add 128 beds, effective June of this year, which increased the total ICE contract capacity at the center to 976 beds.

In Texas, we have substantially completed the development of the new 1,000-bed ICE Processing Center in Montgomery County, which is expected to be activated in September as well. The new center is expected to cost approximately $120 million and generate annualized revenues of $44 million. The Montgomery ICE center is GEO’s most expensed facility investment and is supported by a 10-year contract with ICE.

With respect to pending federal procurements, the Bureau of Prisons has two active solicitations for the exclusive housing of criminal aliens. Under the CAR 18 solicitation, the BOP is rebidding the management contract for the government-owned 2,355-bed Taft, California facility. An award decision for this management contract is expected from the BOP during the third quarter. Under the CAR 19 procurement, the BOP expects to award up to 9,500 beds at existing facilities. The proposals were submitted last July, with an award decision expected in the fourth quarter. We are also awaiting an award decision on the pending procurement from ICE for the management of the government-owned 700-bed Florence, Arizona processing center.

Now, moving to our international markets. We have begun operational readiness preparations with our GEOAmey joint venture for our new 12-year contract with the Scottish Prison Service for the provision of court custody and prisoner escort services in Scotland. This important new contract, which takes effect early next year, is expected to generate approximately $39 million in annual revenues for our joint venture.

Finally, in Australia, growing inmate populations continue to drive the need for additional capacity in several state jurisdictions. Two of the facilities we currently operate in Australia, the Junee Centre in New South Wales and Arthur Gorrie Centre in Queensland, are undertaking expansion projects.

At this time, I’ll turn the call over to Ann for a review of our GEO Care segment. Ann?

Ann M. Schlarb

President-GEO Care & Senior Vice President, The GEO Group, Inc.

Thank you, Dave, and good morning, everyone. I’d like to give you an update on our four GEO Care divisions, beginning with our GEO reentry division. Following the acquisition of Community Education Centers in April of last year, we have been undertaking an ongoing review to maximize the utilization of our acquired assets.

As part of this effort, we have identified a number of consolidation opportunities that have allowed us to maximize the use of our larger assets in order to more efficiently provide high-quality services for our customers and achieve economies of scale. We remain optimistic about the potential for continued revenue synergies under our expanded reentry and treatment services platform. We’ve identified a number of new business opportunities in our reentry segment, representing significant incremental annual revenue potential.

In terms of our youth services division, we have continued to experience stable utilization rates across our facilities during the first half of the year. Our youth segment has remained stable for several years after our team undertook a number of consolidation and marketing initiatives similar to our ongoing efforts in our reentry segment.

Moving to our BI electronic monitoring division, we experienced increased utilization of our ISAP contract with ICE during the second quarter, which we expect to carry over into the second half of the year. At the state and local level, BI continues to pursue a number of new business opportunities.

Finally, we remain very excited about the implementation and expansion of our GEO Continuum of Care programs. Our GEO Continuum of Care integrates enhanced in-custody rehabilitation programs, including cognitive behavioral treatment with post-release support services that address the basic community needs of released individuals. We have implemented GEO Continuum of Care programs at 18 facilities operated by GEO, including our Rivers Correctional Institution, which houses Washington D.C. individuals on behalf of the Federal Bureau of Prisons. We have already begun expanding these programs at additional correctional facilities and within our GEO reentry segment.

We believe that our focus on rehabilitation and recidivism reduction programs is in line with criminal justice and prison reform efforts being undertaken at the federal and state levels in the U.S. We expect that our efforts will allow us to pursue new quality growth opportunities across our diversified GEO Care divisions.

At this time, I will turn the call back to George for his closing remarks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you, Ann. We are pleased with our quarterly operational performance and our outlook for the balance of the year, which reflect improving trends across our diversified business segments. We are excited about the two facility activations in September, which include our new 1,000-bed ICE facility in Montgomery County, Texas, and the reactivation of our idle 661-bed Eagle Pass, Texas facility for Idaho out-of-state inmates.

We are participating in several active procurements which could result in the reactivation of additional idle facilities. We continue to carefully evaluate our capital allocation in order to enhance long-term value for our shareholders. We remain excited about the success of our Continuum of Care-enhanced rehabilitation program and its expansion into 18 GEO facilities involving tens of thousands of offenders.

We believe strongly that we are at our best when helping those in our care, reenter society as productive and employable citizens. And as always, I would like to thank all of our employees worldwide, whose dedication and professionalism has created GEO’s success.

We are now happy to open the call to your questions. Thank you.

Question And Answer Section

Operator

And thank you. We will now begin our question-and-answer session. [Operator Instructions] The first question will come from Tobey Sommer with SunTrust. Please go ahead.

Kwan Hong Kim

Analyst, SunTrust Robinson Humphrey, Inc.

Hi. This is Kwan Kim on for Tobey. Thank you for taking the questions. First, could you talk about the potential shift in timeline of new opportunities that you have been seeing? Are there opportunities that got pushed into 2019 and vice versa on state, federal and international levels? Thank you.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, I don’t think we said that. Nothing comes to mind. At the federal level, the BOP procurement side, I think we always said would come in the latter half of the year, and now, more specifically, in the fourth quarter, although we don’t know for certain when they’ll occur. They could occur tomorrow. All these are just guesses. And there’s – the Scottish contract was always scheduled to begin, I believe, in January of next year. So, that hasn’t changed. So other than those two areas, I’m not certain how better to address your question.

Kwan Hong Kim

Analyst, SunTrust Robinson Humphrey, Inc.

Okay. And could you comment on the implications of the elevated levels of Southwest border crossings on additional new contract activity with ICE in the second half of 2018 and beyond?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Yeah. I think you’ve seen in the daily media stories about the increased number of illegal border crossings around the country, and this has resulted in ICE seeking out additional capacity both with governmental entities as well as the private sector. I think we’ve seen our colleagues in other companies announce new contracts with their companies. We’ve announced in today’s call all additional contracts with our company and I think there is a growing trend this year compared to last year where ICE is actively seeking out additional capacity because of the increased illegal crossings, and we expect that trend to continue.

Kwan Hong Kim

Analyst, SunTrust Robinson Humphrey, Inc.

Got it. Thank you very much. [Operator Instructions]

Operator

The next question will be from Mark Strouse with JPMorgan. Please go ahead.

Mark W. Strouse

Analyst, JPMorgan Securities LLC

Good morning. Thanks for taking our questions. So Brian, I think a couple for you. The fiscal year 2018 revenue guidance, it looks like you took that up by about $20 million, $25 million from the prior range, but the earnings guidance for EBITDA and proforma EPS were just simply narrow towards the midpoint. Can you just kind of give us some more color there? Is that just being conservatism or is there something we should think with regards to expenses?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

No. I don’t think there’s anything specific with the expenses. I think it’s just as the contracts that we discussed that are coming online during the late third quarter and early fourth quarter, those are really more ramp-up periods, and then, we would see the performance for those normalize next year. There will be some positive impacts from a margin perspective from them this year, but it’s more, I think, it’ll normalize next year. So, there’s a little disconnect there as those projects start up.

Mark W. Strouse

Analyst, JPMorgan Securities LLC

Okay. That makes sense. Thank you. And then, just lastly, just doing the rough math on the number of shares that you bought back and the amount that you spent. Looks like you bought the shares back below $23. Just kind of curious how we should think about the pace of buybacks now that the stock is north of $25.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

We’ll continue to monitor. I don’t think we’ve set a specific price target where we’ll buy shares or not buy shares. But we’ll look at our capital requirements going forward and continue to monitor the stock price. I think – and if we think it makes sense opportunistically to repurchase stock again, then we’ll continue that effort. But as you noted, we’ve made those purchases at a lower average price than where we are today.

Mark W. Strouse

Analyst, JPMorgan Securities LLC

Got it. Okay. Very helpful. Thank you.

Operator

Ladies and gentlemen, this concludes our question-and-answer session. I would like to turn the conference back over to George Zoley for any closing remarks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, thank you for participating in this conference call. We look forward to addressing you in our next one.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.